Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-170624) of the Northwest Bank 401(k) Plan of our report dated June 21, 2023, relating to the financial statements as of and for the year ended December 31, 2022, which appears in this annual report on Form 11‑K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania
June 27, 2024